Exhibit 99.1
eBAY INC. ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS
— Company Reports Record Q2 Net Revenues of $1.411 Billion —
– Delivers Q2 GAAP Diluted EPS of $0.17 and Non-GAAP Diluted EPS of $0.24 —
— Announces a $2 Billion Stock Repurchase Program —
San Jose, CA, July 19, 2006 — eBay Inc. (Nasdaq: EBAY; www.ebay.com) reported financial results for its second quarter ended June 30, 2006.
eBay reported record consolidated Q2-06 net revenues of $1.411 billion, representing a growth rate of 30% year over year and GAAP operating income of $311 million representing a 22% operating margin. Non-GAAP operating income in Q2-06 was $460 million representing a 33% operating margin.
GAAP net income in Q2-06 was $250 million, or $0.17 earnings per diluted share. Non-GAAP net income in Q2-06 was $351 million, or $0.24 earnings per diluted share.
These results were in the range of the company’s guidance of $1.370 billion to $1.415 billion for net revenues and exceeded the high end of the company’s guidance of $0.16 for GAAP earnings per diluted share, and $0.23 for non-GAAP earnings per diluted share.
As of June 30, 2006, eBay’s cash and marketable securities of nearly $4 billion is at the highest level in the history of the company.
The company announced that its Board of Directors has authorized the repurchase of up to $2 billion of the company’s stock within the next two years.
“Q2 was a good quarter for the company driven by solid growth across eBay, PayPal and Skype,” said Meg Whitman, President and CEO of eBay Inc. “Our stock repurchase plan underscores our confidence in our ability to generate strong profitability and cash flows while investing in the future of the company.”
The company also announced marketing and pricing initiatives it expects will increase the velocity of trading on the eBay marketplace.
Key Q2 Financial and Operating Metrics
Consolidated Net Revenues — Consolidated net revenues totaled $1.411 billion in Q2-06, a growth rate of 30% over the $1.086 billion reported in Q2-05.
•	Marketplaces — Marketplaces net revenues totaled $1.028 billion in Q2-06, representing 22% year-over-year growth.

eBay Announces Q2-06 Financial Results (cont.)
•	Payments — Payments net revenues totaled $339 million in Q2-06, representing 39% year-over-year growth.

•	Communications — Communications net revenues totaled $44 million in Q2-06, representing a 26% increase from the $35 million reported in Q1-06.
Marketplaces
•	Confirmed Registered Users — eBay cumulative confirmed registered users at the end of Q2-06 totaled 203 million, representing a 29% increase over the 157 million users reported at the end of Q2-05.

•	Active Users — eBay active users increased to 78 million at the end of Q2-06, a 20% increase over the 65 million active users reported at the end of Q2-05.

•	Listings — eBay new listings totaled 596 million in Q2-06, 35% higher than the 440 million new listings reported in Q2-05.

•	Gross Merchandise Volume (GMV) — eBay GMV, the total value of all successfully closed items on eBay’s trading platforms, was $13 billion in Q2-06, representing an 18% year-over-year increase from the $11 billion reported in Q2-05.

•	Fixed Price Trading — eBay’s fixed price trading contributed approximately $4 billion or 35% of total GMV during Q2-06, primarily from eBay’s “Buy It Now” feature.

•	eBay Stores — At the end of Q2-06, eBay hosted approximately 541,000 stores worldwide, with approximately 255,000 stores hosted on the US site.
Payments
•	Total Payments Accounts — PayPal had 114 million total payments accounts at the end of Q2-06, a 44% increase from the 79 million reported at the end of Q2-05.

•	Total Payment Volume (TPV) — TPV, the dollar volume of payments initiated through the PayPal system, excluding the payment gateway business, was $9 billion in Q2-06, a 37% increase from the $6 billion reported in Q2-05.
Communications
•	Registered Users — Communications had a cumulative total of 113 million registered users at the end of Q2-06, representing a 20% increase from the 95 million in Q1-06. Communications registered users represent the number of unique user accounts created on Skype.

eBay Announces Q2-06 Financial Results (cont.)
Consolidated Financial and Operating Summary
Note that beginning with Q1-06, eBay’s financial results include stock-based compensation from the adoption of the new accounting standard, FAS 123(R). eBay’s financial results for prior periods have not been restated for FAS 123(R). eBay discloses its non-GAAP financial measures, which in each case excludes the stock-based compensation as well as stock option related payroll taxes, amortization of acquired intangible assets and the income taxes related to these items.
eBay reported consolidated net revenues of $1.411 billion in Q2-06, representing a growth rate of 30% year over year which is primarily due to continued Marketplaces and PayPal growth and acquisitions made in the past 12 months, including Shopping.com and Skype. On a sequential basis, net revenues increased 1% and were positively impacted by foreign currency translation in Q2-06 by approximately $27 million.
GAAP gross profit of $1.118 billion in Q2-06, was 79% of net revenues, lower than the 82% reported in Q2-05. Excluding stock-based compensation of $8 million, gross profit would have been $1.126 billion, or 80% of net revenues in Q2-06. Gross profit as a percentage of revenues was lower primarily due to the inclusion of eBay’s Communications segment in Q2-06.
GAAP sales and marketing expenses totaled $398 million, or 28% of net revenues, higher than the 26% reported in Q2-05. Excluding stock-based compensation of $27 million, sales and marketing expenses totaled $371 million in Q2-06, or 26% of net revenues consistent with the 26% reported in Q2-05.
GAAP product development expenses totaled $124 million, or 9% of net revenues, up from the 7% reported in Q2-05. Excluding stock-based compensation of $23 million, product development expenses totaled $101 million in Q2-06, or 7% of net revenues, consistent with the 7% reported in Q2-05.
GAAP general and administrative expenses totaled $223 million, or 16% of net revenues, up from the 12% reported in Q2-05. Excluding stock-based compensation of $28 million, general and administrative costs totaled $195 million in Q2-06, or 14% of net revenues. General and administrative expenses as a percentage of revenues increased year-over-year primarily due to increased investment in consumer protection programs.
GAAP operating income decreased 18% year over year to $311 million, or 22% of net revenues. Excluding stock-based compensation of $85 million, operating income would have increased 5% year over year to $397 million, or 28% of net revenues. Non-GAAP operating income increased 13% year over year to $460 million, or 33% of net revenues. On a sequential basis, GAAP operating income decreased 3% and was positively impacted by foreign currency translation in Q2-06 of approximately $13 million.
Interest and other income, net, totaled $26 million in Q2-06, down from the $33 million reported in Q2-05. The decrease was primarily attributable to a loss realized upon settlement of foreign exchange hedging contracts, offset by higher interest income due to higher interest rates.
The GAAP effective tax rate for Q2-06 was 26%, a decrease from 29% for Q2-05 and Q1-06. The non-GAAP effective tax rate in Q2-06 was 28%, a decrease from 30% for Q2-05 and from 29% for Q1-06. The lower GAAP and non-GAAP effective tax rates for Q2-06, as compared to Q2-05 and Q1-06, result primarily from shifts in the company’s forecasted geographic mix of business.

eBay Announces Q2-06 Financial Results (cont.)
Net income decreased 14% year over year to $250 million, or $0.17 per diluted share. Excluding stock-based compensation of $60 million (net of tax effects), or $0.04 per diluted share, net income would have increased 6% year over year to $310 million, or $0.22 per diluted share. Non-GAAP net income increased 14% year over year to $351 million, or $0.24 per diluted share.
GAAP operating cash flows increased 4% year over year to $516 million. Free cash flows, representing operating cash flows less net purchases of property and equipment of $148 million, decreased 10% year over year to $367 million.
Stock Repurchase Program
eBay’s Board of Directors has authorized the repurchase of up to $2 billion of the company’s common stock within the next two years. The stock repurchase program may be limited or terminated at any time without prior notice. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate and will be funded using the company’s working capital. The timing and actual number of shares repurchased will depend on a variety of factors including corporate and regulatory requirements, price and other market conditions. The program will be designed to comply with the volume, timing and other limitations set forth in Rule 10b-18 under the Securities Exchange Act of 1934.
Business Outlook
The following updated guidance is based on a weighted average exchange rate of US $1.20 per Euro, which is consistent with prior guidance. The guidance includes the estimated impact of expensing stock options from the adoption of FAS 123(R), which has been reflected in eBay’s operating results beginning in Q1-06.
Net Revenues — eBay expects consolidated net revenues for 2006 to be in the range of $5.700 billion to $5.900 billion. eBay expects consolidated net revenues to be in the range of $1.355 to $1.430 billion in Q3-06.
GAAP Diluted EPS — eBay estimates GAAP earnings per diluted share for the full year 2006 to be in the range of $0.69 to $0.72. eBay estimates GAAP earnings per diluted share to be in the range of $0.15 to $0.17 in Q3-06. The estimated GAAP earnings per diluted share includes the estimated impact of stock-based compensation from the adoption of FAS 123(R) of approximately $0.16 to $0.17 for the full year ending December 31, 2006 and $0.04 to $0.05 for each of the quarters in the year ending December 31, 2006.
Non-GAAP Diluted EPS — eBay estimates non-GAAP earnings per diluted share for the full year 2006 to be in the range of $0.98 to $1.01. eBay estimates non-GAAP earnings per diluted share to be in the range of $0.22 to $0.23 in Q3-06.
Quarterly Conference Call
eBay will host a conference call to discuss second quarter results at 2 pm Pacific Time today. A live webcast of the conference call can be accessed through the company’s Investor Relations website at http://investor.ebay.com. In addition, an archive of the webcast will be accessible through the same link.

eBay Announces Q2-06 Financial Results (cont.)
Non-GAAP Measures
To supplement the company’s consolidated financial statements presented in accordance with GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flows as well as GAAP amounts excluding the impact of stock-based compensation and the corresponding percentages of net revenues. eBay makes reference to measures of operating income, gross profit, certain expenses (including cost of net revenues, sales and marketing, product development, and general and administrative), net income and earnings per share for Q2-06, which exclude stock-based compensation to allow for a better comparison of results in the current period to those in prior periods that did not include FAS 123(R) stock-based compensation. eBay’s reference to these measures should be considered in addition to results that are prepared under current accounting standards but should not be considered a substitute for results that are presented as consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future and provide further information for comparative information due to the adoption of the new accounting standard FAS 123(R). Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, and net purchases of property and equipment that may not be indicative of its core operating results and business outlook.
In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting. The company believes the non-GAAP measures that exclude stock-based compensation enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on pages 8, 9, 10, 11 and 16 of this press release. For non-GAAP measures that solely exclude stock-based compensation, the reconciliation to GAAP is presented in narrative form in this release when the non-GAAP measure is referenced.

eBay Announces Q2-06 Financial Results (cont.)
About eBay Inc.
Founded in 1995, eBay pioneers communities built on commerce, sustained by trust, and inspired by opportunity. eBay enables ecommerce on a local, national and international basis with an array of websites — including the eBay Marketplaces, PayPal, Skype, Kijiji, Rent.com and Shopping.com — that bring together millions of buyers and sellers every day.
Forward-Looking Statements
This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries, as well as the estimated impact of expensing stock options under FAS 123(R) “Share-Based Payment” effective in Q1-06. Those statements involve risks and uncertainties, and the company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: the company’s need to increasingly achieve growth from its existing users as well as from new users in its more established markets; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the impact of the company’s recently announced pricing and product changes; the need to integrate, manage, and profitably expand its recently-acquired businesses; the need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity; the regulatory and competitive risks specific to Skype; the litigation, regulatory, credit card association, and other risks specific to PayPal, especially as it continues to expand geographically; the company’s need to manage other regulatory, tax, and litigation risks as its product offerings expand and its services are offered in more jurisdictions; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities to accommodate growth at a reasonable cost; the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; fluctuations in foreign exchange rates; the company’s ability to profitably expand its model to new types of merchandise and sellers; assumptions and methods used to value and expense stock options provided to employees; and, the company’s ability to profitably integrate and manage recent and future acquisitions and other transactions. The forward looking statements in this release do not include the potential impact of any acquisitions that may be completed after the date hereof.
More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations site at http://investor.ebay.com. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	Hani Durzy	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Website:	http://investor.ebay.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet
(In Thousands)

	December 31,	June 30,
	2005	2006
ASSETS
Current assets
Cash and cash equivalents	$1,313,580	$2,634,381
Short-term investments	774,650	720,115
Accounts receivable, net	322,788	310,039
Funds receivable from customers	255,282	219,864
Restricted cash and investments	29,702	33,420
Other current assets	487,235	628,410

Total current assets	3,183,237	4,546,229
Long-term investments	825,667	622,862
Property and equipment, net	801,602	942,437
Goodwill	6,120,079	6,355,466
Intangible assets, net	823,280	758,521
Other assets	35,121	24,736

	$11,788,986	$13,250,251

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$55,692	$134,193
Funds payable and amounts due to customers	586,651	665,117
Accrued expenses and other current liabilities	578,557	608,370
Deferred revenue and customer advances	81,940	106,082
Income taxes payable	182,095	205,643

Total current liabilities	1,484,935	1,719,405
Deferred tax liabilities, net	215,682	206,822
Other liabilities	40,388	40,552

Total liabilities	1,741,005	1,966,779

Total stockholders’ equity	10,047,981	11,283,472

	$11,788,986	$13,250,251

eBay Inc.
Unaudited Condensed Consolidated Statement of Income
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006
Net revenues	$1,086,303	$1,410,784	$2,118,027	$2,801,203
Cost of net revenues (1)	191,840	292,479	378,209	571,047

Gross profit	894,463	1,118,305	1,739,818	2,230,156

Operating expenses (1):
Sales and marketing	287,144	398,000	558,493	798,562
Product development	71,639	123,972	145,428	243,042
General and administrative	130,900	222,923	273,020	440,597
Amortization of acquired intangible assets	25,794	61,996	48,317	113,917

Total operating expenses	515,477	806,891	1,025,258	1,596,118

Income from operations	378,986	311,414	714,560	634,038
Interest and other income, net	32,525	25,630	54,928	51,390
Interest expense	(405)	(929)	(2,125)	(1,676)

Income before income taxes and minority interests	411,106	336,115	767,363	683,752
Provision for income taxes	(119,518)	(86,120)	(219,466)	(185,474)
Minority interests	(28)	(1)	(46)	(2)

Net income	$291,560	$249,994	$547,851	$498,276

Net income per share:
Basic	$0.22	$0.18	$0.41	$0.35

Diluted	$0.21	$0.17	$0.40	$0.35

Weighted average shares:
Basic	1,351,375	1,411,925	1,347,429	1,409,190

Diluted	1,379,088	1,435,757	1,380,736	1,438,746

(1) Includes stock-based compensation as follows (2006 increases are due primarily to the adoption of FAS 123(R)):
Cost of net revenues	$—	$7,631	$78	$17,107
Sales and marketing	—	27,063	—	51,784
Product development	(721)	22,991	(399)	43,692
General and administrative	771	27,723	3,967	56,643

Total stock-based compensation	$50	$85,408	$3,646	$169,226

eBay Inc.
Reconciliation of GAAP to Non-GAAP Condensed Consolidated Statement of Income
(In Thousands, Except Per Share Amounts)

	Three Months Ended					Three Months Ended
	June 30, 2005					June 30, 2006
	Reported	Non-GAAP Entries			Non-GAAP	Reported	Non-GAAP Entries			Non-GAAP
Net revenues	$1,086,303	$—			$1,086,303	$1,410,784	$—			$1,410,784
Cost of net revenues	191,840	—			191,840	292,479	(7,631)	(a	)	284,848

Gross profit	894,463	—			894,463	1,118,305	7,631			1,125,936

Operating expenses:
Sales and marketing	287,144	—			287,144	398,000	(27,063)	(a	)	370,937
Product development	71,639	721	(a	)	72,360	123,972	(22,991)	(a	)	100,981
General and administrative	130,900	(771)	(a	)	128,569	222,923	(27,723)	(a	)	193,591
		(1,560)	(b	)			(1,609)	(b	)
Amortization of acquired intangible assets	25,794	(25,794)	(c	)	—	61,996	(61,996)	(c	)	—

Total operating expenses	515,477	(27,404)			488,073	806,891	(141,382)			665,509

Income from operations	378,986	27,404			406,390	311,414	149,013			460,427
Interest and other income, net	32,525	(2,260)	(d	)	30,265	25,630	—			25,630
Interest expense	(405)	—			(405)	(929)	—			(929)

Income before income taxes and minority interests	411,106	25,144			436,250	336,115	149,013			485,128
Provision for income taxes	(119,518)	(9,468)	(e	)	(128,986)	(86,120)	(48,260)	(e	)	(134,380)
Minority interests	(28)	—			(28)	(1)	—			(1)

Net income	$291,560	$15,676			$307,236	$249,994	$100,753			$350,747

Net income per share:
Basic	$0.22				$0.23	$0.18				$0.25

Diluted	$0.21				$0.22	$0.17				$0.24

Weighted average shares:
Basic	1,351,375				1,351,375	1,411,925				1,411,925

Diluted	1,379,088				1,379,088	1,435,757				1,435,757

Operating margin	35%	2%			37%	22%	11%			33%

Effective tax rate	29%	1%	(e	)	30%	26%	2%	(e	)	28%

Notes:
(a)    Stock-based compensation
(b)    Employer payroll taxes on employee non-qualified stock option gains
(c)    Amortization of acquired intangible assets
(d)    Gain on sale of equity investment
(e)    Income taxes associated with certain non-GAAP entries

eBay Inc.
Reconciliation of GAAP to Non-GAAP Condensed Consolidated Statement of Income
(In Thousands, Except Per Share Amounts)

	Six Months Ended					Six Months Ended
	June 30, 2005					June 30, 2006
	GAAP	Non-GAAP Entries			Non-GAAP	GAAP	Non-GAAP Entries			Non-GAAP
Net revenues	$2,118,027	$—			$2,118,027	$2,801,203	$—			$2,801,203
Cost of net revenues	378,209	(78)	(a	)	378,131	571,047	(17,107)	(a	)	553,940

Gross profit	1,739,818	78			1,739,896	2,230,156	17,107			2,247,263

Operating expenses:
Sales and marketing	558,493	—			558,493	798,562	(51,784)	(a	)	746,778
Product development	145,428	399	(a	)	145,827	243,042	(43,692)	(a	)	199,350
General and administrative	273,020	(3,967)	(a	)	261,762	440,597	(56,643)	(a	)	380,021
		(7,291)	(b	)			(3,933)	(b	)
Amortization of acquired intangible assets	48,317	(48,317)	(c	)	—	113,917	(113,917)	(c	)	—

Total operating expenses	1,025,258	(59,176)			966,082	1,596,118	(269,969)			1,326,149

Income from operations	714,560	59,254			773,814	634,038	287,076			921,114
Interest and other income, net	54,928	(2,260)	(d	)	52,668	51,390	—			51,390
Interest expense	(2,125)	—			(2,125)	(1,676)	—			(1,676)

Income before income taxes and minority interests	767,363	56,994			824,357	683,752	287,076			970,828
Provision for income taxes	(219,466)	(22,071)	(e	)	(241,537)	(185,474)	(91,702)	(e	)	(277,176)
Minority interests	(46)	—			(46)	(2)	—			(2)

Net income	$547,851	$34,923			$582,774	$498,276	$195,374			$693,650

Net income per share:
Basic	$0.41				$0.43	$0.35				$0.49

Diluted	$0.40				$0.42	$0.35				$0.48

Weighted average shares:
Basic	1,347,429				1,347,429	1,409,190				1,409,190

Diluted	1,380,736				1,380,736	1,438,746				1,438,746

Operating margin	34%	3%			37%	23%	10%			33%

Effective tax rate	29%	—	(e	)	29%	27%	2%	(e	)	29%

Notes:
(a)    Stock-based compensation
(b)    Employer payroll taxes on employee non-qualified stock option gains
(c)    Amortization of acquired intangible assets
(d)    Gain on sale of equity investment
(e)    Income taxes associated with certain non-GAAP entries

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006
Cash flows from operating activities:
Net income	$291,560	$249,994	$547,851	$498,276
Adjustments:
Provision for doubtful accounts and authorized credits	22,697	24,827	44,721	51,874
Provision for transaction losses	12,556	24,279	31,135	49,906
Depreciation and amortization	85,305	142,426	164,965	265,712
Amortization of unearned stock-based compensation	50	85,408	3,646	169,226
Tax benefit on the exercise of employee stock options	25,607	53,082	110,599	90,524
Excess tax benefits from stock-based compensation	—	(37,601)	—	(60,973)
Minority interests	10	1	28	2
Changes in assets and liabilities, net of acquisition effects:
Accounts receivable	(17,220)	(14,697)	(71,382)	(37,598)
Funds receivable from customers	3,179	4,062	(74,154)	33,810
Other current assets	(13,759)	(15,765)	(12,556)	(133,491)
Other non-current assets	(389)	1,514	(8,750)	8,777
Deferred tax liabilities, net	65,188	(5,800)	67,428	(13,300)
Accounts payable	(17,910)	23,336	2,999	75,292
Funds payable and amounts due to customers	12,897	5,684	181,825	80,015
Accrued expenses and other liabilities	8,107	(6,963)	(13,731)	(25,724)
Deferred revenue and customer advances	380	15,641	(6,595)	24,664
Income taxes payable	18,274	(33,915)	23,922	22,725

Net cash provided by operating activities	496,532	515,513	991,951	1,099,717

Cash flows from investing activities:
Purchases of property and equipment, net	(90,479)	(148,432)	(170,063)	(282,008)
Purchases of investments	(286,527)	(113,137)	(654,621)	(491,224)
Maturities and sales of investments	547,975	395,382	793,640	761,159
Acquisitions, net of cash acquired	(81,606)	(45,505)	(526,614)	(45,505)
Other	(1,953)	(1,245)	(1,953)	(1,245)

Net cash provided by (used in) investing activities	87,410	87,063	(559,611)	(58,823)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	80,387	94,395	259,666	175,001
Excess tax benefits from stock-based compensation	—	37,601	—	60,973
Payment of headquarters facility lease obligation	—	—	(126,390)	—
Principal payments on long-term obligations	—	—	(1,849)	—

Net cash provided by financing activities	80,387	131,996	131,427	235,974

Effect of exchange rate changes on cash and cash equivalents	(25,452)	23,375	(38,163)	43,933

Net increase in cash and cash equivalents	638,877	757,947	525,604	1,320,801
Cash and cash equivalents at beginning of period	1,216,772	1,876,434	1,330,045	1,313,580

Cash and cash equivalents at end of period	$1,855,649	$2,634,381	$1,855,649	$2,634,381

Supplemental Non-GAAP Measure:
Net cash provided by operating activities	$496,532	$515,513	$991,951	$1,099,717
Less: Purchases of property and equipment, net	(90,479)	(148,432)	(170,063)	(282,008)
Less: Payment of headquarters facility lease obligation	—	—	(126,390)	—

Free cash flow	$406,053	$367,081	$695,498	$817,709

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(In Thousands, Except Percentages)
Net Revenues by Type

	June 30,	September 30,	December 31,	March 31,	June 30,
	2005	2005	2005	2006	2006
Net Transaction Revenues
US Marketplaces	$408,452	$434,937	$504,891	$507,312	$490,440
Current quarter vs prior quarter	5%	6%	16%	0%	(3)%
Current quarter vs prior year quarter	28%	32%	39%	30%	20%
International Marketplaces	411,671	401,883	464,521	483,215	506,681
Current quarter vs prior quarter	6%	(2)%	16%	4%	5%
Current quarter vs prior year quarter	50%	42%	35%	25%	23%
Payments	237,217	239,922	297,679	328,150	330,684
Current quarter vs prior quarter	4%	1%	24%	10%	1%
Current quarter vs prior year quarter	49%	44%	49%	44%	39%
Communications	—	—	24,809	35,160	44,158
Current quarter vs prior quarter	—	—	—	42%	26%

Total net transaction revenues	1,057,340	1,076,742	1,291,900	1,353,837	1,371,963
Current quarter vs prior quarter	5%	2%	20%	5%	1%
Current quarter vs prior year quarter	41%	38%	42%	35%	30%
Advertising and other non-transaction revenues
Total advertising and other non-transaction revenues	28,963	28,773	36,959	36,582	38,821
Current quarter vs prior quarter	1%	(1)%	28%	(1)%	6%
Current quarter vs prior year quarter	33%	8%	30%	28%	34%

Total net revenues	$1,086,303	$1,105,515	$1,328,859	$1,390,419	$1,410,784

Current quarter vs prior quarter	5%	2%	20%	5%	1%
Current quarter vs prior year quarter	40%	37%	42%	35%	30%

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(In Thousands, Except Percentages)
Net Revenues by Segment

	June 30,	September 30,	December 31,	March 31,	June 30,
	2005	2005	2005	2006	2006
US Marketplaces	$423,565	$449,549	$526,130	$527,220	$509,277
Current quarter vs prior quarter	5%	6%	17%	0%	(3)%
Current quarter vs prior year quarter	27%	29%	39%	30%	20%
International Marketplaces	418,839	408,868	473,546	492,973	518,258
Current quarter vs prior quarter	6%	(2%)	16%	4%	5%
Current quarter vs prior year quarter	51%	43%	35%	25%	24%
Payments	243,899	247,098	304,374	335,066	339,091
Current quarter vs prior quarter	5%	1%	23%	10%	1%
Current quarter vs prior year quarter	51%	44%	48%	44%	39%
Percent of Payments revenue that is international	35%	36%	36%	35%	38%
Communications	—	—	24,809	35,160	44,158
Current quarter vs prior quarter	—	—	—	42%	26%
Percent of Communications revenue that is international	—	—	87%	87%	86%

Total net revenues	$1,086,303	$1,105,515	$1,328,859	$1,390,419	$1,410,784

Current quarter vs prior quarter	5%	2%	20%	5%	1%
Current quarter vs prior year quarter	40%	37%	42%	35%	30%
Net Revenues by Geography

	June 30,	September 30,	December 31,	March 31,	June 30,
	2005	2005	2005	2006	2006
US net revenues	$581,851	$608,428	$724,748	$748,136	$724,699
Current quarter vs prior quarter	5%	5%	19%	3%	(3)%
Current quarter vs prior year quarter	29%	30%	40%	35%	25%
% of total	54%	55%	55%	54%	51%
International net revenues	504,452	497,087	604,111	642,283	686,085
Current quarter vs prior quarter	6%	(1)%	22%	6%	7%
Current quarter vs prior year quarter	56%	47%	44%	35%	36%
% of total	46%	45%	45%	46%	49%

Total net revenues	$1,086,303	$1,105,515	$1,328,859	$1,390,419	$1,410,784

Current quarter vs prior quarter	5%	2%	20%	5%	1%
Current quarter vs prior year quarter	40%	37%	42%	35%	30%

eBay Inc.
eBay Marketplaces Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

	June 30,	September 30,	December 31,	March 31,	June 30,
	2005	2005	2005	2006	2006
Confirmed Registered Users (1)	157.3	168.1	180.6	192.9	202.7
Current quarter vs prior quarter	7%	7%	7%	7%	5%
Current quarter vs prior year quarter	38%	35%	33%	31%	29%
Active Users (2)	64.6	68.0	71.8	75.4	77.7
Current quarter vs prior quarter	7%	5%	6%	5%	3%
Current quarter vs prior year quarter	34%	32%	28%	25%	20%
Number of Non-Stores Listings (3)	402.2	407.0	480.6	490.8	490.5
Current quarter vs prior quarter	1%	1%	18%	2%	(0)%
Current quarter vs prior year quarter	27%	24%	28%	23%	22%
Number of Stores Listings (3)	37.9	51.6	65.7	84.6	105.5
Current quarter vs prior quarter	18%	36%	27%	29%	25%
Current quarter vs prior year quarter	131%	154%	135%	164%	178%
Gross Merchandise Volume (4)	$10,884	$10,800	$12,013	$12,504	$12,896
Current quarter vs prior quarter	3%	(1)%	11%	4%	3%
Current quarter vs prior year quarter	36%	30%	22%	18%	18%
Rent.com, Shopping.com, and our classifieds websites are not included in these metrics.

(1)	Cumulative total of all users who have completed the registration process on one of eBay’s trading platforms.

(2)	All users, excluding users of Half.com, Internet Auction, Rent.com, Shopping.com, and our classifieds websites, who bid on, bought, or listed an item within the previous 12-month period.

(3)	All listings on eBay’s trading platforms during the quarter, regardless of whether the listing subsequently closed successfully.

(4)	Total value of all successfully closed items between users on eBay’s trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

eBay Inc.
Payments Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

	June 30,	September 30,	December 31,	March 31,	June 30,
	2005	2005	2005	2006	2006
Total accounts (1)	78.9	86.6	96.2	105.0	113.7
Current quarter vs prior quarter	10%	10%	11%	9%	8%
Current quarter vs prior year quarter	56%	53%	51%	47%	44%
Active accounts (2)	22.9	24.5	28.1	29.2	29.5
Total number of payments (3)	113.2	117.4	139.7	149.2	143.3
Current quarter vs prior quarter	3%	4%	19%	7%	(4)%
Current quarter vs prior year quarter	46%	41%	40%	35%	27%
Total payment volume (4)	$6,471	$6,667	$8,114	$8,769	$8,856
Current quarter vs prior quarter	4%	3%	22%	8%	1%
Current quarter vs prior year quarter	49%	44%	45%	41%	37%
eBay Marketplaces as % of total payment volume	70%	69%	69%	67%	65%
Transaction rates (5)
Transaction revenue rate	3.67%	3.60%	3.67%	3.74%	3.73%
Transaction processing expense rate	1.08%	1.11%	1.09%	1.04%	1.02%
Transaction loss rate	0.19%	0.24%	0.33%	0.29%	0.27%

(1)	Cumulative total of all accounts opened, including users who made payments using PayPal but have not registered, excluding accounts that have been closed or locked and excluding payment gateway business accounts.

(2)	All accounts, and users whether registered or not, that sent or received at least one payment through the PayPal system during the quarter.

(3)	Total number of payments initiated through the PayPal system during the quarter, excluding the payment gateway business, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or pending at the end of the quarter.

(4)	Total dollar volume of payments initiated through the PayPal system during the quarter, excluding the payment gateway business, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or was pending at the end of the quarter.

(5)	Transaction rates represent the ratio of PayPal transaction revenues (including the payment gateway business), PayPal third party processing expenses and PayPal fraud and protection program losses relative to total payment volume.

eBay Inc.
Guidance Summary
(In Millions, Except Per Share Amounts And Percentages)
The guidance figures provided below and elsewhere in this press release are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date hereof, and eBay assumes no obligation to update it.
eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from such guidance. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations site at http://investor.ebay.com.

Three months ending September 30, 2006
	GAAP(a)	Non-GAAP(b)
Net revenues	$1,355-$1,430	$1,355-$1,430
Diluted EPS	$0.15-$0.17	$0.22-$0.23

Year ending December 31, 2006
	GAAP(a)	Non-GAAP(b)
Net revenues	$5,700-$5,900	$5,700-$5,900
Operating margin	23%	33%
Diluted EPS*	$0.69-$0.72	$0.98-$1.01
Effective tax rate	28% - 29%	29% - 30%

*	Please note that the sum of the quarters may not total to the full year EPS because the quarterly EPS is calculated using the respective results and weighted average shares for each quarter, and the full year EPS is calculated using the results and weighted average shares for the full year.
(a)	GAAP guidance includes the estimated impact of expensing stock options under FAS 123(R) “Share-Based Payment.” The new accounting standard is expected to reduce diluted GAAP EPS by approximately $0.16-$0.17 for the full year ending December 31, 2006 and $0.04-$0.05 for each of the remaining quarters in the year ending December 31, 2006.
(b)	Non-GAAP guidance reflects estimated quarterly adjustments to exclude the amortization of acquired intangible assets of approximately $45-$55 million, stock-based compensation (including the estimated impact of the adoption of FAS 123 (R)) and payroll taxes on employee stock options of approximately $90-$110 million. These non-GAAP items are estimated to result in a $0.07-$0.08 per diluted share adjustment, net of tax, and an operating margin of approximately 10% for each of the remaining quarters in the year ending December 31, 2006.